December 1, 1995



Union Pacific Corporation
Martin Tower
Eighth & Eaton Avenues
Bethlehem, Pennsylvania  18018


                                Re:  Registration No.33-[        ]
                                     Registration Statement on Form S-4



Ladies and Gentlemen:

        We have acted as special counsel for Union
Pacific Corporation, a Utah corporation (the "Company"), in connection with the above captioned Registration
Statement on Form S-4 filed with the Securities and Exchange Commission on December ___, 1995, relating to the Agreement and Plan of Merger, dated as of August 3, 1995 (the "Merger Agreement"), by and among Southern
Pacific Rail Corporation ("SP"), the Company, Union
Pacific Railroad Company ("UPRR"), a wholly owned subsid-iary of the Company, and UP Acquisition Corporation
("Acquisition"), a wholly owned subsidiary of UPRR, pursuant to which, among other things, (i) SP will be merged with and into UPRR, with UPRR as the surviving corporation (the "Merger") and (ii) each share of SP common stock, par value $.001 per share (the "Common
Stock" or the "Shares"), will be converted into the right to receive, in accordance with the election to be filed by each stockholder of SP and subject to the limitations set forth in the Merger Agreement, (a) $25.00 per Share in cash, without interest thereon, (b) .4065 shares of Company common stock, par value $2.50 per share, or (c) a combination thereof, and the purchase by Acquisition of

Union Pacific Corporation
December 1, 1995
Page 2


39,034,471 Shares at a price of $25.00 per Share in cash pursuant to its tender offer dated August 9, 1995 (the
"Offer").

        We hereby confirm that the discussion set forth in the above captioned Registration Statement under the heading "Certain Federal Income Tax Consequences" is a fair and accurate summary of the United States federal income tax consequences of the Offer and the Merger, based upon the assumptions and qualifications set forth therein and current law and based upon the assumption that we will be able to deliver the opinion required by section
6.2(g) of the Merger Agreement as a condition to the consummation of the Merger. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

        We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.



                                Very Truly Yours,



                                Skadden, Arps, Slate
                                  Meagher & Flom